ML Series Funds, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Mercury Money Reserve Portfolio
For the Period Ending: 6/30/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended June 30, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/05/2006	$1,000	Federal National Mortgage Assc.	4.875%	01/11/2008
01/09/2006	2,000	Federal National Mortgage Assc.	4.875	01/11/2008
01/25/2006	1,000	Federal National Mortgage Assc.	4.960	02/08/2008